AMENDMENT TO THE
AMENDED AND RESTATED PARTICIPATION AGREEMENT
     AMENDMENT made this 1st day of October, 2007 to the Participation Agreement (the “Agreement”), dated July 1, 2003 and amended and restated on May 1, 2004, April 20, 2005 and March 26, 2007, and further amended on September 29, 2007, 2007 by and among JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.) (formerly, The Manufacturers Life Insurance Company (U.S.A.)), a stock life insurance company existing under the laws of Michigan (“Manulife USA”), JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK (formerly, The Manufacturers Life Insurance Company of New York, a stock life insurance company organized under the laws of New York (“Manulife New York”)), JOHN HANCOCK LIFE INSURANCE COMPANY (“John Hancock”) and JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY (“John Hancock Life”) (Manulife USA, Manulife New York, John Hancock and John Hancock Life are each referred to herein as a “Company” and collectively as the “Companies”), each on behalf of itself and its variable annuity and variable life insurance separate accounts (each an “Account;” collectively, the “Accounts”), JOHN HANCOCK TRUST, formerly, Manufacturers Investment Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”) and JOHN HANCOCK DISTRIBUTORS, LLC, formerly, Manulife Financial Securities LLC, a limited liability company organized under the laws of Delaware (the “Distributor”).
     WHEREAS, the parties desire to amend the Agreement to conform its terms to the policies and procedures concerning “Prospectus, Supplement and SAI Delivery” adopted by the Trust pursuant to Rule 38a-1 under the Investment Company Act of 1940.
     NOW, THEREFORE, in consideration of their mutual promises, the Companies, the Trust and the Distributor agree as follows:
     Section 2.2 of the Agreement is deleted in its entirety and replaced with the following:
2.2 At the option of each of the Companies, the Trust will either (a) provide the Company with as many copies of the Trust’s current prospectus, statement of additional information, annual report, semi-annual report, proxy materials and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Company may reasonably request; or (b) provide the Company with camera ready copies of such documents in a form suitable for printing. Subject to Section 4.1 hereof, expenses of furnishing such documents for marketing purposes will be borne by the Companies, and expenses of furnishing such documents to current Contract owners will be borne by the Trust. The Companies assume sole responsibility for ensuring delivery of, and agree to deliver to Contract Owners: (i) to the extent required by law, the Trust’s current prospectus and any supplements thereto and, if requested by a Contract Owner, the Trust’s current statement of additional information, and (ii) the Trust’s proxy materials, in accordance with applicable federal and state securities laws.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date first written above.

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.) (on behalf of itself and its Accounts)

By: Name:	/s/James R. Boyle James R. Boyle
Title:	Executive Vice President, U.S. Insurance

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK (on behalf of itself and its Accounts)

By: Name:	/s/James R. Boyle James R. Boyle
Title:	Executive Vice President, U.S. Insurance

JOHN HANCOCK LIFE INSURANCE COMPANY

By: Name:	/s/James R. Boyle James R. Boyle
Title:	Executive Vice President

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By: Name:	/s/James R. Boyle James R. Boyle
Title:	President

JOHN HANCOCK TRUST

By: Name:	/s/Keith F. Hartstein Keith F. Hartstein
Title:	President

JOHN HANCOCK DISTRIBUTORS, LLC

By: Name:	Jeffrey Long Jeff Long
Title:	Chief Financial Officer